Consent of Independent Registered Public Accounting Firm

a21, Inc.
Jacksonville, Florida

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated April 13, 2006, relating to the consolidated financial statements of SuperStock Limited which appears in the Form 10-KSB/A of a21, Inc. dated April 24, 2006 and the Company’s Registration Statement on Form SB-2 dated December 29, 2006.

/s/ Baker Tilly
London, England UK

February 12, 2007